EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 21, 2020

Contact:	Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Fiscal Year Results

Noncash accounting transaction overshadows net income

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced that a non-cash $13.6 million goodwill impairment charge led to a reported loss of $13.3 million or $1.61 per common share for the quarter ended June 30, 2020. This compares to net income of $300,000 or $0.04 per common share for the quarter ended June 30, 2019. The Company reported a net loss of $12.5 million or $1.52 per common share for the twelve months ended June 30, 2020, compared to net earnings of $812,000 or $0.10 per common share for the twelve months ended June 30, 2019.

The Company recorded a goodwill impairment charge, which had no tax impact, of $13.6 million, or $1.64 per common share, during the quarter ended June 30, 2020, which represents 93.5% of goodwill previously reported. Goodwill of $14.5 million was originally recorded in March 2005 when the Company, as part of its initial public offering, purchased Frankfort First Bancorp, Inc., with a portion of the stock and cash proceeds from the offering. The impairment charge represents an accounting transaction which had no impact on cash flows, liquidity, or key capital ratios of the Company or its bank subsidiaries. A prolonged decline in the stock price of the Company exacerbated by the COVID-19 pandemic and related economic impact led to recognition of the impairment pursuant to management’s performance of a goodwill impairment analysis as of June 30, 2020. In conjunction with this determination, management also early adopted ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the required method for estimating the fair value of the Company. Based on this analysis, the estimated fair value of the Company was less than book value, resulting in the $13.6 million goodwill impairment charge. The estimated fair value of the Company was determined based on a combination of methods including discounted cash flows of forecasted earnings and estimated sales price based on recent observable market transactions of similar securities. According to Tony Whitaker, Chairman of the Company’s Board of Directors, “The Company’s stock has been trading at a lower price in the past few months, as many of our peer banks and other financial institutions have experienced during the Covid-19 pandemic. Bank stocks in particular have not rebounded nearly as well as stocks in other sectors. Unfortunately, the lower aggregate price of our stock has been below the Company’s book value, including goodwill and other intangible assets, and therefore, no longer supports the carrying of goodwill on the books as an asset.” Don Jennings, the Company’s Chief Executive Officer added, “while the charge to earnings for goodwill impairment was unfortunate, the impairment entry obscures some improvement in core earnings. Net income adjusted for the goodwill impairment charge, which is a non-GAAP financial measure, would have been $291,000 or $0.04 per common share for the three months ended June 30, 2020 and $1.0 million or $0.12 per common share for the year ended June 30, 2020.”

During the three months ended June 30, 2020, non-interest income increased $116,000 to $166,000 due primarily to gain on sales of loans which increased as a result of the low interest rate environment during the period. In March, the Federal Open Market Committee made an emergency rate reduction in response to the Covid-19 pandemic, which led to higher levels of refinancing activity generally. The Company sells its long-term fixed rate loans to the Federal Home Loan Bank of Cincinnati as part of its asset/liability management strategy. Net interest income decreased $95,000 or 4.0% to $2.3 million for the quarter just ended as interest income decreased $257,000 or 7.8% to $3.0 million, and interest expense decreased $162,000 or 17.8% to $748,000. The Company recorded a $39,000 provision for loan loss in the recently-ended quarterly period compared to no provision for the prior year quarter. Income tax expense increased $64,000 and totaled $88,000 for the quarter just ended. Non-interest expense, adjusted for the goodwill impairment charge, a non-GAAP financial measure, decreased $73,000, or 3.5% quarter over quarter.

Non-interest income increased $156,000 or 64.2% to $399,000 for the year ended June 30, 2020 compared to the prior year period due primarily to gain on sales of loans. Net interest income decreased $124,000 or 1.3% to $9.3 million for the year just ended as interest income increased $123,000 or 1.0% to $12.8 million, and interest expense increased $247,000 or 7.6% to $3.5 million. Provision for loan losses increased $92,000 to $103,000 for the twelve-months ended June 30, 2020, while non-interest expense increased $13.2 million to $21.9 million for the year just ended primarily due to the goodwill impairment charge. Non-interest expense, adjusted for the goodwill impairment charge, a non-GAAP financial measure, decreased $384,000, or 4.4% year over year.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share reflect adjustment for the goodwill impairment expense. Such non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this press release may differ from that of other companies reporting measures with similar names. A reader should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this press release when comparing such non-GAAP financial measures.

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be compatible to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

	Twelve months ended June 30,		Three months ended June 30,
(In thousands, except per share data)	2020	2019	2020	2019

Net (loss) income	$(12,547)	$812	$(13,269)	$300
Adjustments:
Non-interest expense
Goodwill impairment charge	13,560	-	13,560	-
Adjusted net income	$1,013	$812	$291	$300

Basic and diluted net (loss) income per common share	$(1.52)	$0.10	$(1.61)	$0.04
Adjustments:
Non-interest expense
Goodwill impairment charge	1.64	-	1.64	-
Adjusted net income	$0.12	$0.10	$0.03	$0.04

At June 30, 2020, assets totaled $321.1 million, a decrease of $9.6 million or 2.9% compared to June 30, 2019. This decrease was attributed primarily to the decrease of $13.6 million in goodwill as well as a decrease of $4.7 million or 68.0% in time deposits in other financial institutions. Those decreases were somewhat offset by an increase of $4.9 million or 1.8% in loans, net, and an increase in cash and cash equivalents of $3.8 million or 39.0%. Total liabilities increased $4.7 million or 1.8% to $269.2 million at June 30, 2020, primarily as a result of increased deposits, which increased $16.4 million or 8.4% to $212.3 million at June 30, 2020. Somewhat offsetting the increase in deposits was a decrease of $12.0 million or 18.0% in FHLB advances, which totaled $54.7 million at the recent period end. At June 30, 2020, the risk-based capital ratios of the Company were 26.1%, which exceeded all capital adequacy rates, while the Community Bank Leverage Ratios for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky were 21.9% and 12.1%, respectively. With respect to the Banks an interim final rule under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act established the current minimum ratio of 8%.

At June 30, 2020, the Company reported its book value per share as $6.29. The change in shareholders’ equity was primarily associated with net loss for the period, less dividends paid on common stock and cost of shares repurchased for treasury purposes.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, and the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; real estate values; the impact of interest rates on financing; changes in general economic conditions; legislative and regulatory changes that adversely affect the business of the Company; changes in the securities markets; and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2019. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2020, the Company had approximately 8,252,215 shares outstanding of which approximately 57.3% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	June 30,
	2020	2019
	(Unaudited)
ASSETS
Cash and cash equivalents	$13,702	$9,861
Time deposits in other financial institutions	2,229	6,962
Investment Securities	1,139	1,820
Loans available-for sale	667	-
Loans, net	285,887	280,969
Real estate acquired through foreclosure	640	710
Goodwill	947	14,507
Other Assets	15,925	15,942
Total Assets	$321,136	$330,771
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$212,273	$195,836
FHLB Advances	54,715	66,703
Other Liabilities	2,237	1,954
Total liabilities	269,225	264,493
Shareholders' Equity	51,911	66,278
Total liabilities and shareholders' equity	$321,136	$330,771
Book value per share	$6.29	$7.96
Tangible book value per share	$6.18	$6.22

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Twelve months ended June 30,		Three months ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Interest Income	$12,823	$12,700	$3,027	$3,284
Interest Expense	3,499	3,252	748	910
Net Interest Income	9,324	9,448	2,279	2,374
Provision for Losses on Loans	103	11	39	-
Non-interest Income	399	243	166	50
Goodwill Impairment Charge	13,560	--	13,560	--
Other Non-interest Expense	8,343	8,727	2,027	2,100
(Loss) Income Before Income Taxes	(12,283)	953	(13,181)	324
Income Taxes	264	141	88	24
Net (Loss) Income	$(12,547)	$812	$(13,269)	$300
(Loss) Earnings per share:
Basic and Diluted	$(1.52)	$0.10	$(1.61)	$0.04
Weighted average outstanding shares:
Basic and Diluted	8,251,860	8,335,612	8,227,842	8,297,271

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